Filed Pursuant to Rule 424(b)(2)

Registration No. 333-92212

PRICING SUPPLEMENT NO. 4, DATED FEBRUARY 3, 2004

(To Prospectus, dated July 22, 2002 and

Prospectus Supplement, dated August 6, 2002)

U.S.$1,975,000,000

McDONALD’S CORPORATION

Medium-Term Notes, Series H

(Fixed Rate Notes)

Due from 1 Year to 60 Years from Date of Issue

The following description of the terms of the Notes offered hereby supplements, and, to the extent inconsistent therewith, replaces, the descriptions included in the Prospectus and

Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:	U.S.$50,000,000

Issue Price:	99.580% of the Principal Amount of the Notes

Original Issue Date:	February 6, 2004

Stated Maturity:	February 15, 2015

Interest Rate:	5.000% per annum

Interest Payment Dates:	February 15 and August 15 of each year, commencing August 15, 2004
(Applicable only if other than February 15 and August 15 of each year)

Regular Record Dates:	January 15 and July 15 of each year, as the case may be
(Applicable only if other than February 1 and August 1 of each year)

Form:	☒ Book-Entry ☐ Certificated

Specified Currency:
(If other than U.S. dollars)

Option to Receive Payments in Specified Currency: ☐ Yes ☐ No
(Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form)

Authorized Denominations:
(Applicable only if other than U.S.$1,000 and increments of U.S.$1,000 or if Specified Currency is other than U.S. dollars)

Method of Payment of Principal:
(Applicable only if other than immediately available funds)

Optional Redemption:	☐ The Notes cannot be redeemed prior to Stated Maturity.

	☒	The Notes can be redeemed in whole or in part at any time prior to Stated Maturity at the option of McDonald’s Corporation (the “Company”) as set forth below.

Optional Redemption Dates:	The Notes will be redeemable, in whole or in part and at the Company’s option, semi-annually on each February 15 or August 15, commencing on February 15, 2006, upon not less than 30 nor more than 60 days’ notice.

Redemption Prices:

☐     TheRedemption Price shall initially be     % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the initial Optional Redemption Date by     % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that in the case of an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

☒ Other:The Redemption Price shall be equal to 100% of the principal amount of the Notes.

Sinking Fund:	☒	The Notes are not subject to a Sinking Fund.

	☐	The Notes are subject to a Sinking Fund.

Sinking Fund Dates:

Sinking Fund Amounts:

Amortizing Note:	☐	Yes ☒ No

Amortization Schedule:

Optional Repayment:	☐	Yes ☒ No

Optional Repayment Dates:

Optional Repayment Prices:

Original Issue Discount Note:	☐	Yes ☒ No

Total Amount of OID:

Yield to Stated Maturity:

Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Net proceeds to Company (if sale to Agent(s), as principal(s)): 99.580% of the Principal Amount of the Notes

Agents’ Capacity:	☐	Agent ☒ Principal

Citigroup Global Markets Inc. has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Citigroup Global Markets Inc.

Agents:	Citigroup Banc One Capital Markets, Inc. BNP Paribas

CUSIP:    58013MDW1

The Agents have agreed to reimburse the issuer for certain expenses incurred in connection with the offering.

Plan of Distribution:

Agents	Principal Amount
Citigroup Global Markets Inc.	$47,500,000
Banc One Capital Markets, Inc.	1,250,000
BNP Paribas Securities Corp.	1,250,000

Total:	$50,000,000

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